AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into this 4 day of August, 2010, by and between interCLICK, Inc., a Delaware corporation (the “Company”), Michael Matthews, Michael Katz, Andrew Katz and Roger Clark  (collectively the “Executives”).

WHEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Return of Bonus.  In consideration for the Company’s paying to the Executive the amount set forth next to the Executive’s name on Schedule 1.1 attached hereto (the “Bonus”),in the event the Company has not achieved the Milestones (as hereinafter defined) for the full fiscal year ended December 31, 2010; or (ii)if as a result of any restatement of the consolidated financial results for the fiscal year ended December 31, 2010 of the Company prior to the expiration of twenty-four (24) months following the date of filing of the December 31, 2010 Annual Report on Form 10-K (the “Form 10-K”) for the Company with the Securities and Exchange Commission the Milestones, following such restatement, are not then met, the Executive covenants and agrees that within ninety (90) days of receipt of a written demand from the Company the Executive shall repay to the Company the full amount of the Bonus.

2.           Definitions.  For purposes hereof: “Milestone” shall mean consolidated annual Revenue and EBITDA  goals of the Company as consented to by the Board of Directors and reflected in the Board minutes dated March 30, 2010; “Revenue” shall mean the amount reported in the Form 10-K; and EBITDA shall have the meaning ascribed to such term in the Company’s annual earnings release for 2010.

3.           Miscellaneous.

(a)           Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other.

(b)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement shall supersede all prior communications, representations and agreements with respect to the subject matter hereof, either oral or written, between the parties.

(c)           Amendments and Waivers.  This Agreement may not be modified or amended except by a written instrument signed by both parties.  Any party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.

(d)           Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to conflicts of laws.

(e)           Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first written above.

INTERCLICK, INC.

By:
Name:
Title:

Michael Mathews

Michael Katz

Andrew Katz

Roger Clark

Schedule 1.1

Name	Pro-Rata Bonus %	Payment Subject to Clawback
Mathews, Michael	50%	$88,750
Katz, Michael	50%	$75,000
Katz, Andrew	50%	$68,063
Clark, Roger	50%	$56,250
Total		$288,063